As filed with the Securities and Exchange Commission on July 6, 2015

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ISRAEL CHEMICALS LTD.

(Exact Name of Registrant as Specified in its Charter)

Israel		Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
Israel Chemicals Ltd. Millennium Tower 23 Aranha Street P.O. Box 20245 Tel Aviv, 61202, Israel
(Address, Including Zip Code, of Principal Executive Offices)

Equity Compensation Plan (2014) (Full Title of the Plan)
ICL North America Inc.
Attention: General Counsel
622 Emerson Road, Suite 500
St. Louis, Missouri 63141
(314) 983-7500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael P. Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Adam M. Klein Goldfarb Seligman & Co. 98 Yigal Alon Street Tel Aviv, 6789141 Israel (972-3) 608-9999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 1.00 per share, reserved for issuance pursuant to the Equity Compensation Plan (2014)	75,970,492 (1)	$6.86 (2)	$521,157,575.12(2)	$60,558.51(3)
Total	75,970,492	N/A	$521,157,575.12	$60,558.51(3)
(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) ordinary shares, par value NIS 1.00 per share (“Ordinary Shares”), of Israel Chemicals Ltd. (the “Company” or the “Registrant”) issuable pursuant to the Company’s Equity Compensation Plan (2014) (the “Plan”), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Ordinary Shares that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for the Ordinary Shares on the New York Stock Exchange on June 29, 2015.

(3)	Rounded up to the nearest penny.

PART I

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 20-F for the year ended December 31, 2014 (Registration File No. 001-13742) (the “Annual Report”), as filed by the Company on March 20, 2015;

(b) The Company’s reports of foreign private issuer on Form 6-K furnished to the Commission on March 23, 2015, April 13, 2015, May 13, 2015 (Immediate Report Regarding a Dividend Distribution), May 13, 2015 (Q1 2015 Results), May 26, 2015, June 8, 2015, June 22, 2015 and June 29, 2015; and

(c) The description of the Company’s ordinary shares which is contained in the Company’s Exchange Act Registration Statement on Form 8-A dated September 17, 2014 (Registration File No. 001-13742), including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports (or portions thereof) on Form 6-K subsequently furnished by the Company to the Commission that are expressly identified in such reports as being incorporated by reference in to this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

General. The Company’s Articles of Association set forth the following provisions regarding the grant of insurance coverage, indemnification and an exemption from liability to any of its directors or officers, all subject to the provisions of applicable law. In accordance with such provisions and pursuant to the requisite corporate approvals, the Company has obtained liability insurance covering its directors and officers, has granted indemnification undertakings to its directors and officers and has agreed to exempt its directors and officers from liability for breach of the duty of care.

Insurance. The Company is entitled to insure the liability of any director or officer to the fullest extent permitted by law. Without derogating from the aforesaid, the Company may enter into a contract to insure the liability of a director or officer for an obligation imposed on him in consequence of an act done in his capacity as such, in any of the following cases:

•	a breach of the duty of care toward the Company or a third party;

•	a breach of the duty of loyalty toward the Company, provided that the director or officer acted in good faith and had reasonable basis to believe that the act would not harm the Company;

•	a monetary obligation imposed on him in favor of a third party;

•	reasonable litigation expenses, including attorney fees, incurred by the director or officer as a result of an administrative enforcement proceeding instituted against him; or

•	a payment imposed on the director or officer in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 5728-1968, as amended (the “Securities Law”).

The Company, with the approval of the Audit Committee, the Board of Directors and the General Meeting of its Shareholders, granted its officers an exemption and letters of indemnification, and has also taken out an insurance policy covering directors and officers. The insurance and the compensation do not apply to those cases specified in Section 263 of the Israeli Companies Law, 1999 (the “Companies Law”). The exemption is for damage caused and/or to be caused by such officers, due to a breach of the duty of care to the Company. The amount of the indemnification payable by the Company under the letter of indemnification, in addition to amounts received from an insurance company, if any, for all of the officers on a cumulative basis, for one or more of the events detailed therein, was limited to $300 million. The insurance is renewed annually. On May 8, 2014 the General Meeting of Shareholders approved an increase of the insurance coverage as determined within the framework resolution approved by the General Meeting of Shareholders in August 2012, from $300 million to $350 million from the date on which the Company’s shares were listed for sale on the United States stock exchange. The coverage in effect (including a shared tier with the parent company of up to $20 million) stands at an aggregate amount of $220 million.

Indemnification

The Company is entitled to indemnify a director or officer to the fullest extent permitted by law, either retroactively or pursuant to an undertaking given in advance. Without derogating from the aforesaid, the Company may indemnify its directors or officers for liability or expense imposed on him in consequence of an action taken by him in his capacity as such, as follows:

•	a financial liability incurred or imposed on him in favor of another person in accordance with a judgment, including a judgment given in a settlement or an award of an arbitrator that is approved by a court, provided that any undertaking in advance to indemnify is limited to events that, in the opinion of the Company’s Board of Directors, are foreseeable in light of the Company’s actual activity at the time of granting the undertaking and limited to a sum or criteria determined by the Company’s Board of Directors to be reasonable under the circumstances;

•	reasonable litigation expenses, including legal fees, incurred in connection with an investigation or proceeding conducted against him by an authority authorized to conduct such an investigation or proceeding, and which concluded without an indictment against him and without a financial sanction in lieu of a criminal proceeding (except for an offense that does not require proof of criminal intent), or in connection with a financial sanction;

•	reasonable litigation expenses, including legal fees, incurred by the director or officer or which he was ordered to pay by a court, within the framework of proceedings filed against him by or on behalf of the Company, or by a third party, or in a criminal proceeding in which he was acquitted, or in a criminal proceeding in which he was convicted of an offense which does not require a criminal intent;

•	reasonable litigation expenses, including attorney fees, incurred by the director or officer as a result of an administrative enforcement proceeding instituted against him; or

•	a payment imposed on the director or officer in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law.

Exemption. The Company is entitled to exempt a director or officer in advance from any or all of his liability for damage in consequence of a breach of the duty of care toward the Company, except in connection with illegal distributions to shareholders.

Limitations. The Companies Law provides that a company may not provide its directors or officers with insurance or indemnification or exempt its directors or officers from liability with respect to the following:

•	breach of the duty of loyalty toward the company, unless, with respect to insurance coverage or indemnification, the director or officer acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	an intentional or reckless breach of the duty of care;

•	an act done with the intention of illegally deriving a personal profit; or

•	a fine imposed on the director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Memorandum of Association of Israel Chemicals Ltd. (unofficial translation from original Hebrew) (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1, filed with the Commission on September 12, 2014 (Registration File No. 333-198711).
4.2	Articles of Association of Israel Chemicals Ltd. (unofficial translation from original Hebrew) (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-1, filed with the Commission on September 12, 2014 (Registration File No. 333-198711).
4.3	Registration Rights Agreement, dated September 12 , 2014 by and among Israel Chemicals Ltd. and Israel Corporation Ltd. (incorporated herein by reference to Exhibit 4.8 to the Company’s Annual Report on Form 20-F, filed with the Commission on March 20, 2014 (Registration File No. 001-13742).
5.1	Opinion of Goldfarb Seligman & Co., Israeli counsel of Israel Chemical Ltd., as to the validity of the ordinary shares.
23.1	Consent of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm.
23.2	Consent of Goldfarb Seligman & Co., Israeli counsel of Israel Chemical Ltd. (included in Exhibit 5.1).
24.1	Powers of attorney (included on signature pages hereto).
99.1	Equity Compensation Plan (2014) dated August 6, 2014 (unofficial translation from original Hebrew).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Israel Chemicals Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on the 6th day of July 2015.

ISRAEL CHEMICALS LTD.

By:	/s/ Kobi Altman
	Name:	Kobi Altman
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Lisa Haimovitz
	Name:	Lisa Haimovitz
	Title:	Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Kobi Altman, Israel Dreyfuss and Lisa Haimovitz as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Israel Chemicals Ltd. to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stefan Borgas Stefan Borgas	Chief Executive Officer and Director (principal executive officer)	July 6, 2015

/s/ Kobi Altman
Kobi Altman	Executive Vice President and Chief Financial Officer (principal financial officer)	July 6, 2015

/s/ Israel Dreyfuss
Israel Dreyfuss	Controller	July 6, 2015

/s/ Nir Gilad Nir Gilad	Chairman of the Board of Directors	July 6, 2015

/s/ Yaacov Dior Yaacov Dior	Director	July 6, 2015

/s/ Shimon Eckhaus Shimon Eckhaus	Director	July 6, 2015

/s/ Ovadia Eli Ovadia Eli	Director	July 6, 2015

Signature	Title	Date

/s/ Dr. Miriam Haran Dr. Miriam Haran	Director	July 6, 2015

/s/ Aviad Kaufman Aviad Kaufman	Director	July 6, 2015

/s/ Victor Medina
Victor Medina	Director	July 6, 2015

/s/ Geoffrey Merszei
Geoffrey Merszei	Director	July 6, 2015

/s/ Prof. Yair Orgler
Prof. Yair Orgler	Director	July 6, 2015

/s/ Avisar Paz
Avisar Paz	Director	July 6, 2015

/s/ Eran Sarig
Eran Sarig	Director	July 6, 2015

/s/ Donald J. Puglisi
Donald J. Puglisi	Authorized U.S. Representative	July 6, 2015

EXHIBIT INDEX

Exhibit Number
4.1	Memorandum of Association of Israel Chemicals Ltd. (unofficial translation from original Hebrew) (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1, filed with the Commission on September 12, 2014 (Registration File No. 333-198711).
4.2	Articles of Association of Israel Chemicals Ltd. (unofficial translation from original Hebrew) (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-1, filed with the Commission on September 12, 2014 (Registration File No. 333-198711).
4.3	Registration Rights Agreement, dated September 12 , 2014 by and among Israel Chemicals Ltd. and Israel Corporation Ltd. (incorporated herein by reference to Exhibit 4.8 to the Company’s Annual Report on Form 20-F, filed with the Commission on March 20, 2014 (Registration File No. 001-13742).
5.1	Opinion of Goldfarb Seligman & Co., Israeli counsel of Israel Chemical Ltd., as to the validity of the ordinary shares.
23.1	Consent of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm.
23.2	Consent of Goldfarb Seligman & Co., Israeli counsel of Israel Chemical Ltd. (included in Exhibit 5.1 hereto).
24.1	Powers of attorney (included on signature pages hereto).
99.1	Equity Compensation Plan (2014) dated August 6, 2014 (unofficial translation from original Hebrew).